                                   Exhibit 11
                                   ----------

                             INTERCELL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                                      Year ended September 30,
                                              -----------------------------------------------------------------------

Statement of operations data:                         1996                     1995                      1994
                                              ---------------------   ----------------------    ----------------------
Net (loss)                                         (5,283,000)                 (1,321,000)              (362,000)
Deemed preferred stock dividend
  relating to in-the-money conversion               1,624,648                          --                     --
  terms/(2)/                                       ----------                  ----------               ---------
                                                   (6,907,648)                 (1,321,000)               (362,000)
                                                   ==========                  ==========               =========
Weighted average shares outstanding                13,072,683                   7,391,275               4,828,007
Common equivalent shares from stock options
Average common and equivalent shares                       --                          --                     --
 outstanding/(1)/                                  ----------                  ----------              ---------
                                                   13,072,683                   7,391,275              4,828,007
                                                   ==========                  ==========              =========

Net (loss) per common share/(2)/                         (.54)                       (.18)                 (.08)
                                                   ==========                  ==========             =========
________________

/(1)/ The difference between primary and fully diluted earnings per share is not material.

/(2)/ Net (loss) per common share has been increased by $.09 per share from amounts previously reported to reflect a deemed dividend on Series B preferred stock in accordance with recently published views of the Staff of the Securities and Exchange Commission. See Note 7 to the Consolidated Financial
Statements.